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                                                                     Exhibit 3.3

                                    FORM OF
                            ARTICLES OF INCORPORATION
                                       OF
                                [CORPORATE NAME]


         The undersigned Incorporator, being a person competent to contract, subscribes to these Articles of Incorporation to form a Corporation for profit under the laws of the State of [________].

                                ARTICLE I - Name

         The name of this Corporation shall be:

                                [CORPORATE NAME]


                      ARTICLE II - Business and Activities

         This Corporation may, and is authorized to, engage in any activity or business permitted under the laws of the United States and of the State of [________].

                           ARTICLE III - Capital Stock

         This authorized capital stock of this Corporation and the maximum number of shares of stock that this Corporation is authorized to issue and have outstanding at any one time is [10,000] shares of common stock having a par value of [$1.00] per share.

                         ARTICLE IV - Term of Existence

         The effective date upon which this Corporation shall come into existence shall be [__________], and it shall exist perpetually thereafter unless dissolved according to law.

   ARTICLE V - Initial Corporate Office; Initial Registered Office and Agent

         The street address of the initial corporate office is [________] and the mailing address is [_________]. The initial registered office of this Corporation is [_________], and the name of the initial registered agent of this Corporation at that address is [_________].

                            ARTICLE VI - Incorporator

         The name and street address of the Incorporator signing these Articles is:
         Name                                          Address

         [__________]                                  [__________]


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                          ARTICLE VII - Indemnification

         The Corporation shall indemnify each of its officers and directors, whether or not then in office, and his executor, administrator or heirs, against any and all actual expenses actually and necessarily incurred by him, including, but not limited to attorneys' fees, in connection with the defense of any litigation, administrative procedure or suit to which he may have been made a party because he is or was a director or an officer of the Corporation. He shall have no right to reimbursement, however, in relation to matters as to which he has been adjudged liable to the Corporation for negligence or misconduct in the performance of his duties. The right to indemnity for expenses settled if the court having jurisdiction of the action shall approve such settlement. The foregoing right of indemnification shall be in addition to, and not exclusive of, all other rights to which such officer or director may be entitled.

                  ARTICLE VIII - Lost or Destroyed Certificates

         Stock certificates to replace lost or destroyed certificates shall be issued on such basis and according to such procedures as are from time to time provided for in the By-Laws of this Corporation.

                       ARTICLE IX - Amendment to Articles

         These Articles of Incorporation may be amended in the manner provided by law. Every amendment shall be approved by the Board of Directors, proposed by them to the Shareholders, and approved at a Shareholders' meeting by the holders of a majority of the stock issued and entitled to be voted, unless all the Directors and all the Shareholders sign a written statement manifesting their intention that a certain amendment to these Articles of Incorporation be made.

                               ARTICLE X - By-Laws

         The power to adopt, alter, amend or repeal by-laws of this Corporation shall be vested in the Shareholders or the Board of Directors of this Corporation; provided, however, that any By-Laws adopted by the Directors which are inconsistent with any By-Laws adopted by the Shareholders shall be void, and the Directors may not alter, amend or repeal any By-Laws adopted by the Shareholders.



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                        ARTICLE XI - No Preemptive Rights

         No Shareholder of this Corporation shall have any preemptive or preferential right, as there are defined by law, to subscribe for or purchase shares or securities which the Corporation may from time to time issue or sell.

         IN WITNESS WHEREOF, the undersigned Incorporator has executed these Articles of Incorporation this ___ day of ______________, ____.



                                              _______________________________

                                              [___________]